For Immediate Release

Contact:                      Willing L. Biddle, COO or
John T. Hayes, VP & Controller
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc.  Reports
Operating Results For Second Quarter And First Half of Fiscal 2008

GREENWICH, CONNECTICUT, June 6, 2008 - Urstadt Biddle Properties Inc. (NYSE:UBA and UBP), a real estate investment trust, today announced its second quarter and six months financial results for the period ended April 30, 2008.

Diluted funds from operations (“FFO”) for the quarter ended April 30, 2008 amounted to $7,620,000 or $0.28 per Common share and $0.30 per Class A Common share compared to $13,811,000 or $0.50 per Common share and $0.55 per Class A Common share in the second quarter of fiscal 2007.  For the first six months of fiscal 2008, diluted FFO amounted to $15,586,000 or $0.56 per Common share and $0.62 per Class A Common share compared to $21,957,000 or $0.78 per Common share and $0.87 per Class A Common share in the same period of fiscal 2007.

Net income applicable to Common and Class A Common stockholders for the quarter was $4,115,000 or $0.15 per diluted Common share and $0.16 per diluted Class A Common share compared to $21,833,000, or $0.78 per diluted Common share and $0.86 per diluted Class A Common share in last year’s second quarter.  Net income applicable to Common and Class A Common stockholders for the first six months of fiscal 2008 was $8,607,000 or $0.31 per diluted Common share and $0.34 per diluted Class A Common share compared to $26,646,000 or $0.95 per diluted Common share and $1.06 per diluted Class A Common share, for the same period last year.

FFO and net income applicable to Common and Class A Common stockholders for the six month and three month periods ended April 30, 2008 include a charge of $660,000 applicable to the excess of the redemption price of the Company’s 8.99% Series B Senior Cumulative Preferred Stock paid over the carrying amount of the issue upon the redemption of the preferred shares in March 2008.

FFO and net income for the six months and three month periods ended April 30, 2007 included income from the settlement of a lease guaranty obligation of $6,000,000.  Net income in the six month and three month periods ended April 30, 2007 also included a gain on a sale of property of $11,409,000.

Rental revenues from same properties were higher this quarter and for the six month period ended April 30, 2008 as a result of new leases entered into for vacant space at several of the Company’s core properties and increases in rental rates on lease renewals during the last half of fiscal 2007 and the first six months of fiscal 2008. Recent property acquisitions increased revenues by $1,293,000 and $809,000 in the six month and three month periods ended April 30, 2008, respectively when compared with the corresponding periods of fiscal 2007.  At April 30, 2008, overall occupancy at the core properties was 92.4%, a decrease of 3.0% from the end of fiscal 2007.

Commenting on the quarter’s operating results, Willing L. Biddle, President and Chief Operating Officer of UBP, said, “While the property acquisition market remains very competitive, we continue to pursue opportunities in our target region of Westchester and Putnam Counties in New York, Fairfield County, Connecticut and northern New Jersey.  During the second quarter, we purchased two bank branch buildings in Westchester County, New York at a cost of approximately $2.3 million.  The buildings, which are currently vacant, are expected to be re-leased to other banks or retailers.  Also in the second quarter we completed the acquisition of a 60% interest in the Ferry Plaza Shopping Center in Newark New Jersey for $8.6 million.  The property is a 101,000 square foot shopping center anchored by a Pathmark Supermarket (a Division of A&P).  The acquisition of Ferry Plaza helps keep the acquisition momentum going in northern New Jersey and is a complement to our recently purchased Emerson Shopping Center in Emerson, New Jersey and our Valley Ridge Shopping Center in Wayne, New Jersey.  The second quarter’s operating results are beginning to show the impact of new leases entered into at our core properties in the second half of fiscal 2007 and early part of 2008.  We are confident that we can release a majority of our currently vacant space in the near term.

Mr. Biddle continued, “We are optimistic about the financial performance of the Company for the balance of the year and one of our primary objectives is to acquire high quality property acquisitions that will be accretive to our earnings.”

At their regular quarterly meeting, the Directors of Urstadt Biddle Properties Inc. declared regular quarterly dividends on the Company’s Class A Common Stock (UBA) and Common Stock (UBP).  The dividends were declared in the amount of 23.75¢ for each share of Class A Common Stock and 21.50¢ for each share of Common Stock.  The dividends were declared at the same rate as the previous quarter and are the 154th consecutive quarterly dividends declared since the Company began operating in 1969.

UBP is a self-administered equity real estate trust providing investors with a means of participating in ownership of income-producing properties with investment liquidity. UBP owns or has interests in forty-three (43) properties containing 3.8 million square feet of space.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

The Company considers FFO to be a meaningful additional measure of operating performance because it primarily excludes the assumption that the value of its real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the Company.  The Company reports FFO in addition to net income applicable to common shareholders and net cash provided by operating activities.  FFO is helpful as it excludes various items included in net income that are not indicative of the Company’s operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  The Company has adopted the definition suggested by the National Association of Real Estate Investment Trusts (“NAREIT”).  The Company defines FFO as net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of property plus real estate related depreciation and amortization, and after adjustments for unconsolidated joint ventures.  FFO does not represent cash flows from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs.  FFO should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.  Since all companies do not calculate FFO in a similar fashion, the Company’s calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

Urstadt Biddle Properties inc. (NYSE: UBA and UBP)
Six Months and Three Months Ended April 30, 2008 and 2007
 (In thousands, except per share data)
(UNAUDITED)

	Six Months Ended		Three Months Ended
	April 30,		April 30,
	2008	2007	2008	2007
Revenues
Base rents	$29,938	$28,465	$15,196	$13,988
Recoveries from tenants	9,692	8,922	5,227	4,303
Settlement of lease guaranty obligation	-	6,000	-	6,000
Lease termination income	58	115	-	115
Mortgage interest and other	307	643	141	532
	39,995	44,145	20,564	24,938

Expenses
Property operating	6,551	6,088	3,488	3,089
Property taxes	5,672	5,340	2,847	2,749
Depreciation and amortization	7,016	6,631	3,523	3,365
General and administrative	2,884	2,478	1,400	1,198
Directors' fees and expenses	138	126	63	54
	22,261	20,663	11,321	10,455

Operating Income	17,734	23,482	9,243	14,483
Interest expense	(3,467)	(3,961)	(1,718)	(2,006)
Interest, dividends and other investment income	189	231	94	196

Income before Minority Interest and Discontinued Operations	14,456	19,752	7,619	12,673
Minority interest in joint venture	(18)	(96)	(9)	(49)
Income from Continuing Operations before Discontinued Operations	14,438	19,656	7,610	12,624
Discontinued Operations:
Income from discontinued operations	-	252	-	135
Gain on sale of property	-	11,409	-	11,409
Income from Discontinued Operations	-	11,661	-	11,544
Net Income	14,438	31,317	7,610	24,168
Preferred stock dividends	(5,171)	(4,671)	(2,835)	(2,335)
Redemption of Preferred Stock	(660)	-	(660)	-

Net Income Applicable to Common and Class A Common Stockholders	$8,607	$26,646	$4,115	$21,833

Diluted earnings per share:
Per Common Share:
Income from continuing operations	$0.31	$0.54	$0.15	$0.37
Income from discontinued operations	$-	$0.41	$-	$0.41
Net Income Applicable to Common Stockholders	$0.31	$0.95	$0.15	$0.78

Per Class A Common Share:
Income from continuing operations	$0.34	$0.60	$0.16	$0.41
Income from discontinued operations	$-	$0.46	$-	$0.45
Net Income Applicable to Class A Common Stockholders	$0.34	$1.06	$0.16	$0.86

Weighted Average Number of Shares Outstanding:
Common and Common Equivalent	7,296	7,297	7,363	7,331
Class A Common and Class A Common Equivalent	18,485	18,738	18,376	18,739

Urstadt Biddle Properties inc. (NYSE: UBA and UBP)
Six Months and Three Months Ended April 30, 2008 and 2007
 (In thousands, except per share data)

ReReconciliation of Net Income Available to Common Stockholders
to Funds from Operations (amounts in thousands, except per share data)

	Six Months Ended		Three Months Ended
	April 30,		April 30,
	2008	2007	2008	2007

Net Income Applicable to Common and Class A Common Stockholders	$8,607	$26,646	$4,115	$21,833

Plus: Real property depreciation	5,364	5,141	2,687	2,599
Amortization of tenant improvements and allowances	1,326	1,148	671	587
Amortization of deferred leasing costs	289	293	147	152
Minority interests	-	96	-	49
Depreciation and amortization on discontinued operations	-	42	-	-
Less: Gain on Sale of Property	-	(11,409)	-	(11,409)

Funds from Operations (Diluted)	$15,586	$21,957	$7,620	$13,811

Per Share:
Funds from Operations (Diluted):
Common	$0.56	$0.78	$0.28	$0.50
Class A Common	$0.62	$0.87	$0.30	$0.55

Balance Sheet Highlights
(in thousands)
	April 30,	October 31,
	2008	2007
	(Unaudited)
Assets
Real Estate investments before accumulated depreciation	$556,333	$522,859

Total Assets	$511,070	$471,770

Liabilities
Revolving credit lines and mortgage notes payable	$107,353	$108,482

Total liabilities	$117,237	$121,081

Redeemable Preferred Stock	$96,225	$52,747

Minority Interest	$9,370	$3,739

Total Stockholders’ Equity	$288,238	$294,203